Exhibit 99.1

Liquidia Technologies Announces Proposed Offering of Common Stock

RESEARCH TRIANGLE PARK, NC — March 18, 2019 — Liquidia Technologies, Inc. (Nasdaq:LQDA) (“Liquidia”), a late-stage clinical biopharmaceutical company focused on the development and commercialization of human therapeutics using its proprietary PRINT® technology to transform the lives of patients, today announced that it has commenced an underwritten public offering of 3,000,000 shares of its common stock. All of the shares in the proposed offering will be sold by Liquidia. In addition, Liquidia expects to grant the underwriters a 30-day option to purchase up to an additional 450,000 shares of common stock at the public offering price, less underwriting discounts and commissions. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Jefferies and Cowen are acting as joint book-running managers for the proposed offering. Needham & Company and Wedbush PacGrow are acting as co-managers.

The proposed offering will be made only by means of a prospectus. When available, a copy of the preliminary prospectus relating to the proposed offering may be obtained from Jefferies LLC, Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at 877-547-6340 or by email at Prospectus_Department@Jefferies.com; or from Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, by telephone at (631) 274-2806 or by fax at (631) 254-7140.

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contact Information
Investors:
Jenny Kobin
IR Advisory Solutions
919.328.4389
IR@liquidia.com

Media:
Christy Curran
Sam Brown Inc.
615.414.8668
media@liquidia.com